Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact Info:
Lori Barker
Investor Relations
SYNNEX Corporation
(510) 668-3715
lorib@synnex.com

SYNNEX Corporation Reports Fiscal 2012 Third Quarter Results
Solid Performance, Distribution Market Share Gains and GBS New Contract Growth

Fremont, Calif., - September 25, 2012 - SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal third quarter ended August 31, 2012.

	Q3 FY12(1)	Q3 FY11	Net Change
Revenue ($M)	$2,577	$2,572	0.2%
Operating income ($M) (2)(3)	$57.1	$66.5	-14.2%
Operating margin	2.21%	2.59%	-38 bp
Net income attributable to SYNNEX Corporation ($M)	$35.1	$39.0	-10.0%
Diluted EPS	$0.93	$1.07	-13.1%

1.	The fiscal 2012 third quarter results include the transition of certain customer gross revenue business to a fee for service logistics relationship resulting in a decline in the reported revenue.

2.	The fiscal 2012 third quarter operating income includes a $0.7 million credit adjustment to contingent M&A consideration.

3.	The fiscal 2011 third quarter operating income includes a $4.1 million credit adjustment to contingent M&A consideration.
“I am pleased with our third quarter results, highlighted by strong profitability and share gains in our Distribution segment, and solid progress in our Global Business Services (GBS) segment,” stated Kevin Murai, President and Chief Executive Officer.

Fiscal 2012 Third Quarter Highlights:

•
Distribution:  Revenue was $2.54 billion, essentially flat with the prior fiscal year quarter.  Distribution income before non-operating items, income taxes and non-controlling interest was $52.6 million, or 2.08% of distribution revenue compared with $58.6 million, or 2.31% in the prior fiscal year quarter. Fiscal 2012 third quarter results include certain customer business which transitioned year-over-year from a gross revenue business to a net fee for service logistics relationship.

•	Global Business Services (GBS): Revenue grew to $49.7 million, an increase of 22.8% over the prior fiscal year quarter. GBS income before non-operating items, income taxes and non-controlling interest was $4.6 million, or 9.21% of GBS revenue compared with $7.9 million, or 19.58% in the prior fiscal year quarter. The fiscal 2012 third quarter SG&A included a $0.7 million adjustment for contingent M&A consideration compared with $4.1 million in the prior fiscal year quarter.

•	The trailing fiscal four quarters ROIC increased to 11.1% for the fiscal third quarter of 2012, up from 10.5% in the prior year fiscal third quarter.

•	The cash conversion cycle declined to 41 days compared to 45 days in the prior fiscal year quarter.

•	The debt to capitalization ratio was 19%.

•	Depreciation and amortization were $4.2 and $2.1 million, respectively.

Fiscal 2012 Fourth Quarter Outlook:
The following statements are based on the Company's current expectations for the fiscal 2012 fourth quarter. These statements are forward-looking and actual results may differ materially.
“Our guidance reflects continued strong performance and market share gains in a somewhat more challenging demand environment,” Mr. Murai continued. “We are projecting that consumer demand will remain soft, and commercial demand will be relatively stable resulting in less than normal seasonal demand.”

•	Revenue is expected to be in the range of $2.71 billion to $2.81 billion.

•	Net income is expected to be in the range of $38.4 million to $40.0 million.

•	Diluted earnings per share are expected to be in the range of $1.02 to $1.06.
The prior year fourth quarter was impacted by several items. Reported revenue was net of certain customer business which had partially transitioned from a gross revenue business to a net fee for service logistics relationship. This transition was completed during fiscal 2012 and will result in lower reported revenue in the fourth quarter of fiscal 2012.  Also, the fiscal 2011 fourth quarter included a very significant gross margin benefit resulting from shortages of hard disk drives.

Conference Call and Webcast
SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call will also be available via telephone by dialing (800) 857-9687 in North America or (630) 395-0222 outside North America. The passcode code for the call is “SNX.” A replay of the webcast will be available at http://ir.synnex.com approximately two hours after the conference call has concluded.

About SYNNEX
SYNNEX Corporation (NYSE: SNX), a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 10,000 full-time and part-time associates worldwide. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement
Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section

21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding the demand environment, growth in profitability, our growth and performance, transition of customers from gross revenue to net fee for service, and our revenue, operating margins, net income and earnings per share, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully integrate our recent acquisitions; diversion of management as a result of our recent acquisitions; loss of vendors and suppliers as a result of our recent acquisitions; market acceptance and product life of the platforms sold by companies recently acquired; general economic conditions and any weakness in IT and consumer electronics spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; changes in the tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our business process outsourcing and contract assembly business; risks associated with our anti-dilution share repurchase program; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended May 31, 2012 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release

Copyright 2012 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.
SNX-F

SYNNEX Corporation
Consolidated Balance Sheets
(currency in thousands)
(unaudited)

	August 31, 2012	November 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$172,992	$67,571
Short-term investments	15,353	16,017
Accounts receivable, net	1,172,890	1,293,027
Receivable from affiliates	474	1,344
Inventories	900,954	975,047
Current deferred tax assets	28,390	28,241
Other current assets	58,087	57,168
Total current assets	2,349,140	2,438,415
Property and equipment, net	124,375	125,157
Goodwill	184,015	185,312
Intangible assets, net	31,458	37,539
Deferred tax assets	603	590
Other assets	42,230	46,282
Total assets	$2,731,821	$2,833,295
LIABILITIES AND EQUITY
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$75,154	$159,200
Convertible debt	140,083	—
Accounts payable	908,750	1,035,691
Accrued liabilities	157,221	172,226
Income taxes payable	3,059	5,136
Total current liabilities	1,284,267	1,372,253
Long-term borrowings	85,346	87,659
Convertible debt	—	136,163
Long-term liabilities	60,344	60,676
Deferred tax liabilities	7,486	8,086
Total liabilities	1,437,443	1,664,837
SYNNEX Corporation stockholders’ equity:
Preferred stock	—	—
Common stock	37	37
Additional paid-in capital	325,785	310,316
Treasury stock	(11,819)	(11,524)
Accumulated other comprehensive income	36,313	30,026
Retained earnings	937,260	829,524
Total SYNNEX Corporation stockholders’ equity	1,287,576	1,158,379
Noncontrolling interest	6,802	10,079
Total equity	1,294,378	1,168,458
Total liabilities and equity	$2,731,821	$2,833,295

SYNNEX Corporation
Consolidated Statements of Operations
(currency and share amounts in thousands, except for per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31, 2012	August 31, 2011	August 31, 2012	August 31, 2011
Revenue	$2,576,948	$2,572,133	$7,520,441	$7,568,869
Cost of revenue	(2,425,019)	(2,418,380)	(7,042,804)	(7,126,212)
Gross profit	151,929	153,753	477,637	442,657
Selling, general and administrative expenses	(94,878)	(87,235)	(297,277)	(271,126)
Income before nonoperating items, income taxes and noncontrolling interest	57,051	66,518	180,360	171,531
Interest expense and finance charges, net	(5,809)	(6,472)	(17,363)	(18,910)
Other income (expense), net	890	(1,214)	2,607	(69)
Income before income taxes and noncontrolling interest	52,132	58,832	165,604	152,552
Provision for income taxes	(17,306)	(19,662)	(56,794)	(52,200)
Net income	34,826	39,170	108,810	100,352
Net income attributable to noncontrolling interest	313	(134)	(1,074)	(194)
Net income attributable to SYNNEX Corporation	$35,139	$39,036	$107,736	$100,158
Net income per share attributable to SYNNEX Corporation:
Basic	$0.96	$1.09	$2.95	$2.80
Diluted	$0.93	$1.07	$2.84	$2.72
Weighted-average common shares outstanding:
Basic	36,700	35,882	36,537	35,726
Diluted	37,917	36,594	37,966	36,886